Exhibit 99.2

November 22, 2004

FROM:	FOR:
The Carideo Group Inc.	Donaldson Company, Inc.
1250 One Financial Plaza	P.O. Box 1299
120 South Sixth Street	Minneapolis, MN 55440
Minneapolis, MN 55402	(NYSE: DCI)

Tony Carideo	Rich Sheffer
(612) 317-2880	(952) 887-3753
E-mail: tony@carideogroup.com	E-mail: rsheffer@mail.donaldson.com

FOR IMMEDIATE RELEASE

DONALDSON COMPANY ANNOUNCES DALE COUCH’S RETIREMENT
AND GEERT HENK TOUW’S PROMOTION TO SENIOR VICE PRESIDENT

        MINNEAPOLIS, Nov. 22, 2004 — Donaldson Company, Inc.‘s (NYSE:DCI) Board of Directors announced today that it appointed Geert Henk Touw senior vice president, in charge of the company’s Asia Pacific region. Touw will assume his new position February 1, 2005, in advance of the August 1, 2005, retirement of Dale Couch.

        Touw, 58, joined Donaldson in 1986 as managing director of Donaldson Europe, responsible for the Europe, Africa and Middle East regions. He was promoted to vice president and general manager in 2000. “Henk created a vision of a pan-European organization, implemented it and realized an amazing track record,” said Nick Priadka, senior vice president international. “Henk is one of the best managers in the company in terms of driving growth and delivering financial results, which gives me confidence that he will continue his successful track record in our Asia Pacific region.”

        Prior to joining Donaldson, Touw held a variety of senior international and operations assignments for Snyder General Corporation/McQuay Inc. USA. Touw graduated from the University of London with a degree in Economics and is a member of several organizations, including: the Institute of Directors, UK; British Institute of Management, UK; Chartered Institute of Marketing, UK; and the Association of MBA Executives, USA. He holds positions as a member of the Board of Directors for the American Chamber of Commerce, Brussels, Belgium, and is a trustee for the United Fund for Belgium.

(more)

Donaldson Company
November 22, 2004

        Couch, 61, joined Donaldson as general manager/director of the Far East in March 1998. He was promoted to Vice President and General Manager in 2000. “Under Dale’s leadership, sales in Donaldson’s Asia Pacific region doubled, adding significantly to the profitability of the company,” Priadka said. “I’d like to thank Dale for his seven years of devoted service and contributions to Donaldson. He leaves a record of accomplishment and a solid region and staff to continue the growth strategy there.” A successor to Touw will be named at a future date.

About Donaldson Company, Inc.

        Donaldson Company, Inc., headquartered in Minneapolis, Minn., is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including in-plant air cleaning, compressed air and gas purification, power generation, specialty filtration, off-road equipment and trucks. Our 10,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. In fiscal year 2004, Donaldson reported sales of more than $1.4 billion and grew earnings for the 15th consecutive year. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI. Additional company information is available at www.donaldson.com.

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